SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material under Rule 14a-12

VENTURI PARTNERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

FILING PURSUANT TO RULE 14a-12

This filing is being made pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended.

In connection with its proposed business combination transactions, Venturi Partners, Inc. has filed with the Securities and Exchange Commission a preliminary proxy statement and other relevant documents and intends to file a definitive proxy statement. STOCKHOLDERS OF VENTURI ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VENTURI, COMSYS AND THE PROPOSED TRANSACTIONS.

Stockholders may obtain a free copy of these materials (when they are available) and other documents filed with the SEC at the SEC’s website at www.sec.gov. In addition, a free copy of the proxy statement, when it becomes available, may be obtained from Venturi by writing to the following address: Venturi Partners, Inc., Five LakePointe Plaza, 2709 Water Ridge Parkway, 2nd Floor, Charlotte, North Carolina 28217, Attention: General Counsel. Venturi stockholders also may access free copies of the documents filed with the SEC by Venturi on Venturi’s website at www.venturipartners.com or upon written request to Venturi at its address listed above.

Venturi and its directors, executive officers and certain other members of management and employees may solicit proxies from stockholders in favor of the proposed transactions. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Venturi stockholders is set forth in Part III of Venturi’s Amendment No. 1 on Form 10-K/A to its Annual Report on Form 10-K for the year ended December 28, 2003 filed with the SEC on April 26, 2004. Additional information about these persons is contained in the Current Report on Form 8-K filed by Venturi on July 20, 2004 and the Current Report on form 8-K filed by Venturi on July 21, 2004. Additional information regarding these individuals and any interest they have in the proposed transaction will be set forth in the proxy statement when it is filed with the SEC.

Set forth below are written materials relating to the merger and sale transactions first published on or after the date hereof. These materials contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “estimate,” “forecast,” “project,” “plan,” “intend,” “believe,” “should,” “expect,” “anticipate,” or variations or negatives thereof, or by similar or comparable words or phrases. The forward-looking statements contained in these materials include statements about the proposed merger of Venturi and Comsys and the anticipated performance of the combined company following the merger, the proposed financing transactions contemplated in connection with that merger, and the proposed sale of Venturi’s commercial staffing business to Compass CS. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Accordingly, actual outcomes and results may differ materially from what is expressed herein. Factors that may cause actual results of the combined company to differ materially will be discussed in Venturi’s definitive proxy statement filed with the SEC. WE URGE YOU TO READ THE DEFINITIVE PROXY STATEMENT. Certain of these factors are also described in Venturi’s prior filings with the SEC, including without limitation its Annual Report on Form 10-K for the year ended December 28, 2003 and Quarterly Report on Form 10-Q for the quarter ended March 28, 2004, especially in the Management’s Discussion and Analysis sections of such reports. Venturi, Comsys and Compass CS undertake no obligation to update information contained in these materials.

VENTURI PARTNERS
Moderator: Larry Enterline
08-05-04/10:00 am CT
Confirmation #641419

INTRODUCTORY NOTE: THIS TRANSCRIPT MAY
CONTAIN CERTAIN ERRORS AND OMISSIONS AS A
RESULT OF THE TRANSCRIPTION PROCESS, FOR
WHICH VENTURI PARTNERS, INC. IS NOT RESPONSIBLE

VENTURI PARTNERS

Moderator: Larry Enterline
August 5, 2004
10:00 am CT

Operator:	Good morning and welcome to this morning’s second quarter earnings call for Venturi Partners Inc.

May I remind you that today’s call is being recorded.

Before we begin we have been requested to read the following announcement.

In connection with its proposed business combination transactions Venturi has filed with the Securities and Exchange Commission a preliminary proxy statement and other relevant documents and intends to file a definitive proxy statement. Venturi stockholders are urged to read the definitive proxy statement and other relevant materials when they become available because they will contain important information about Venturi and the proposed transactions.

VENTURI PARTNERS
Moderator: Larry Enterline
08-05-04/10:00 am CT
Confirmation #641419

Stockholders may obtain a free copy of these materials when they are available and other documents filed with the SEC at the SEC’s Web site, www.sec.gov.

In addition a free copy of the proxy statement when it becomes available may be obtained from Venturi by writing to the following address, Venturi Partners Inc., 5 Lake Point Plaza, 2709 Water Ridge Parkway, 2nd Floor, Charlotte, North Carolina, 28217, Attention: General Counsel.

Venturi stockholders also may access free copies of this document filed with the SEC by Venturi on Venturi’s Web site at www.venturipartners.com or upon written request to Venturi at its address listed above.

Venturi and its directors, executive officers and certain other members of management and employees may solicit proxies from stockholders in favor of the proposed transactions. Information regarding the persons who may under this rule of the SEC be considered to be participants in the solicitation of Venturi stockholders is set forth in Part 3 of Venturi’s Amendment Number 1 on Form 10K/A to its annual report on Form 10K for the year ended December 28, 2003 filed with the SEC on April 26, 2004.

Additional information about these persons is contained in the current report on Form 8K filed by Venturi on July 20, 2004. Additional information regarding these individuals and any interest they have in the proposed transaction will be set forth in the proxy statement when it is filed with the SEC.

Certain of the statements made on this conference call contain forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be

VENTURI PARTNERS
Moderator: Larry Enterline
08-05-04/10:00 am CT
Confirmation #641419

identified by such words as estimate, forecast, project, plan, intend, believe, should, expect, anticipate or variations or negatives thereof or by similar or comparable words or phrases.

These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict and are based upon assumptions as to future events that may not prove accurate. Accordingly actual outcomes and results may differ materially from what is expressed herein.

Factors that may cause actual results in Venturi and the merged companies to differ materially will be discussed in Venturi’s definitive proxy statement filed with the SEC. You are urged to read the definitive proxy statement as soon as it is available.

Certain of these factors are also described in Venturi’s prior filings with the SEC including without limitation its annual report on Form 10K for the year ended December 28, 2003 and quarterly report on Form 10Q for the quarter ended March 28, 2004 especially in the management’s discussion and analysis sections of such reports. Venturi undertakes no obligation to update information contained in these statements.

Now I will turn the call over to Mr. Larry L. Enterline, Chief Executive Officer of Venturi Partners Inc. Please go ahead sir.

Larry Enterline:	Thank you (Phillip) for that stimulating disclaimer.

Welcome to Venturi Partners second quarter earnings call. I’m Larry Enterline and with me today are (Jim) Hunt, our Chief Financial Officer, and (Ken) Bramlett our General Counsel. Thanks for participating on our call.

VENTURI PARTNERS
Moderator: Larry Enterline
08-05-04/10:00 am CT
Confirmation #641419

(Jim) will walk you through the financial detail in a minute but first let me comment generally on the quarterly results.

In the second quarter of 2004 Venturi Partner’s revenues improved sequentially again for the fifth quarter in a row. Although the continued increase in revenue in the quarter is reflective of further improvements in the broader economy it also continues to evidence the operational improvements we have made over the last several years.

Our commercial business exhibited strength throughout the quarter and in particular had a strong June despite the loss of a large VOP customer. Although up for the quarter as well our technology division’s billable headcount growth slowed somewhat after a very strong first quarter primarily driven by reductions at two large customers.

As a result of our first half performance we continue to be confident in a return to year over year growth in 2004. We continue to see a favorable macro economic environment which we believe will contribute to improving revenue trends in both our commercial business and our technology business as we move into the second half. We have worked very hard to prepare Venturi Partners for this recovery and our ability to demonstrate increasing performance was key to putting together the strategic merger agreement which we announced on July 20.

Once again our continuing emphasis on tight expense control translated into a significant EBITDA increase in the second quarter of 2004 over the second quarter of last year. Second quarter EBITDA this year was nearly $2 million higher than last year.

VENTURI PARTNERS
Moderator: Larry Enterline
08-05-04/10:00 am CT
Confirmation #641419

Our focus on our balance sheet and capital spending remained very high also during the second quarter. On July 1 we repaid the remaining 5.3 million of our outstanding convertible bonds.

Outside of operations we were also pleased to return to a national securities exchange, the NASDAQ, on May 13, 2004.

Now let me take a moment to comment again on the merger agreement and related transactions that we announced recently.

As everyone is aware Venturi Partners has two operating units, Venturi Technology Partners, predominantly an IT staffing company, and Venturi Staffing Partners, a commercial staffing business. These businesses are operated separately, have to some extent different operating systems, have separate field management and staff resources and are in different lines of businesses. Additionally we have few cross-selling opportunities between the two operating units.

Our corporate infrastructure is larger than it otherwise might be because it supports these two diverse businesses. Even though our overall business generates over $500 million in annual revenue in reality we operate two companies with each unit producing approximately 250 million of annual revenue.

We believe we are in an environment that will require a certain critical mass of business to be able to compete effectively. In a world where margin pressures are constant and vendor consolidation is prevalent we believe larger businesses that are focused in an industry sector have an advantage both in terms of gaining new business and also in maintaining clients through vendor consolidation processes.

VENTURI PARTNERS
Moderator: Larry Enterline
08-05-04/10:00 am CT
Confirmation #641419

Additionally to offer the type of services clients demand mass is critical to support the necessary infrastructure to provide high quality services. I also believe it is easier to generate higher growth rates and operating margins in IT staffing than in commercial staffing.

For all of these reasons our Board and management team concluded that focusing on the creation of a larger IT staffing business was an attractive strategic move.

Venturi Technology Partners merger with COMSYS will create one of the largest pure play IT staffing businesses in the US with over $590 million in pro forma staffing revenue and approximately 4900 billable consultants. We believe the size of our combined sales and recruiting staffs and the scope of our geographic presence will give us an advantage over where we are today.

Large companies are consolidating vendor lists and seeking vendor management procurement services. Clients typically select vendors who are large service providers with strong financials and a broad geographic presence. The combined IT business we are creating meets these criteria.

Another key factor in deciding to pursue this transaction is the added profitability we will create from operating leverage. There are two components to operating leverage and the first relates to the size of branch operations.

Larger branches in our industry typically produce higher operating margins than smaller branches and are more productive. Having a larger recruiting and sales staff in one location creates more energy and productivity. The combined IT business will have 10 offices with over 200 consultants on

VENTURI PARTNERS
Moderator: Larry Enterline
08-05-04/10:00 am CT
Confirmation #641419

assignment and 16 offices with over 100 consultants. We believe the creation of these large branch operations will allow us to grow our business faster in those markets with higher operating margins.

The second component of operating leverage relates to cost savings from the consolidation of corporate services. COMSYS has developed a strong corporate infrastructure over the past few years that is focused on supporting an IT staffing business and we believe that that infrastructure can be leveraged.

To take advantage of that opportunity we intend to eliminate our corporate organization and consolidate Venturi’s Corporate Services into the COMSYS organization realizing significant cost savings. I believe Venturi will have a better opportunity of creating value for our shareholders through this merger than we would have had on our own.

Additionally, we believe we can create a greater opportunity for our commercial staffing business by combining it with another similar business to achieve greater critical mass in that sector of the staffing industry.

I also believe our employees in both Venturi Technology Partners and Venturi Staffing Partners will have more opportunities for success from these transactions than they would have had in today’s diversified business.

As we continue into 2004 we remain optimistic about the improving business climate generally and are eager to see positive results from all of the hard work of our management, our field leadership, and all of our associates. Our businesses are positioned to enjoy a convergence of improving employment trends and financial results throughout the year while getting even stronger through the previously announced transactions.

VENTURI PARTNERS
Moderator: Larry Enterline
08-05-04/10:00 am CT
Confirmation #641419

For the balance of the year our priorities are going to be threefold.

We will continue to focus our undivided attention on our customers in an effort to gain our share of increasing demand as the economy continues to rebound and we move closer to completing these transactions.

Additionally while these activities are ongoing we are detailing the integration plan with COMSYS in an effort to gain the expected operational improvements and efficiencies quickly after the close.

Lastly we are focused on meeting the conditions necessary to close these transactions and move the company to the next level of shareholder value.

Now (Jim) will walk you through the financial details. (Jim)...

James Hunt:	Good morning.

The financial highlights for the second quarter are as follows.

First, we reported revenues of 136.5 million, a year over year increase in revenues of 11.4% and a sequential increase over Q1 of 5.6%. This also represents the fifth consecutive quarter of increasing revenues.

Second, operating income before certain unusual charges improved dramatically year over year to $3.4 million in Q2 2004, up from 1.2 million in the second quarter of 2003.

Third, we generated $4.4 million of EBITDA in the second quarter, up from 2.5 million of EBITDA in Q2 last year.

VENTURI PARTNERS
Moderator: Larry Enterline
08-05-04/10:00 am CT
Confirmation #641419

And lastly, on July 1 we repaid our 5.75% notes and currently have $54 million outstanding on our senior credit facility, a net reduction of $2.3 million in total debt since the beginning of the first — since the end of the first quarter.

Now for the details.

In the second quarter the company reported revenues of 136.5 million and operating income of 3.4 million exclusive of goodwill impairment, restructuring charges and stock option compensation income. This compares to 122.5 million of revenues and operating income as adjusted of 1.2 million in Q2 last year and 129.3 million of revenues and operating income of 940,000 in the first quarter of this year. Clearly we are pleased with the year over year increase and the sequential increases in revenues this quarter. We are also pleased with the dramatic improvement in the year over year profitability levels.

Our income statement in the second quarter of this year and also in the second quarter of last year was significantly impacted by unusual events. This year we reported a net loss in the second quarter of 2004 of 37.6 million or $6.18 per share primarily as a result of a goodwill impairment charge which I will discuss later.

Also in Q2 this year we recorded $89,000 of stock option compensation income related to variable accounting for certain outstanding stock options compared to 913,000 of expense in Q1 due to fluctuations in our stock price. As discussed in previous quarters stock option compensation expense will be recorded each quarter based on the ending share price and the option vesting

VENTURI PARTNERS
Moderator: Larry Enterline
08-05-04/10:00 am CT
Confirmation #641419

schedule. This is a non-cash charge however this accounting treatment could have a significant impact on future earnings.

Last year as you will recall we also reported net income of $83 million or $15.61 per share in the second quarter which was primarily due to the 84.6 million gain recorded on our April 2003 financial restructuring. In addition in Q2 last year we recorded restructuring and rationalization charges of $2 million primarily related to lease termination costs.

While revenues increased by 11.4% and our gross margins increased by 8.1% from Q2 2003 levels our gross margin percentage dropped by 60 basis points to 21.1% in the second quarter of this year primarily as a result of higher state unemployment tax rates and increased worker’s compensation and medical costs.

Selling, general and administrative costs increased by only 1% from prior year levels.

For the six-month period we reported revenues of 265.8 million, up 9.3% from prior year revenues of 243.2 million.

Operating income before goodwill impairment, restructuring and rationalization charges and stock option compensation increased to 4.3 million this year, up from a loss of 535,000 for the six months ended June 2003.

Technology Services’ revenues in the second quarter were 67.7 million essentially flat with Q1 revenues of 67.5 million but up 13.1% from prior year results. This represents 50% of total Venturi revenues. Our technology division increased slightly from approximately 1980 billable professionals at the beginning of the quarter to approximately 1987 billables at the end of the

VENTURI PARTNERS
Moderator: Larry Enterline
08-05-04/10:00 am CT
Confirmation #641419

second quarter and is up slightly from those levels based on our latest weekly flash report through late July.

Gross margin percentage in Technology Services was 22.7% in the second quarter, up 70 basis points from Q1 but down 100 basis points from Q2 of 2003. The increase from Q1 levels is primarily the result of employees meeting their payroll tax thresholds which reset at the beginning of each year. Year over year however payroll tax rates have increased and caused the decline in our margins.

Operating income in Q2 for the technology division was 3.6 million or 5.4% of revenues, up from 2.8 million or 4.1% operating margin in Q1 and up from 2.5 million or a 4.3 operating margin in Q2 last year on the higher revenues.

Revenues of 68.8 million or 50% of the total came from Staffing Services during Q2. Staffing Services revenues increased 9.8% from Q2 2003 levels and increased 11.4% sequentially from the first quarter consistent with normal seasonal patterns.

Our Vendor Owned Premise or VOP business contributed 32.9% of division revenues, down from 33.9% in Q1 and down 410 basis points from Q2 2003 levels of 37%

Perm Placement contributed 2.7% of Staffing Services Q2 revenues, up from 2.6 in Q1 and 2.3% in Q2 of last year. Our permanent placement business grew 15.5% from Q1 levels and is 24.9% over Q2 2003 levels.

Gross margin percentage in Staffing Services was 19.5% in the second quarter, down from 19.9% in Q2 2003 but up from 18.3% in Q1 this year. This compression in our margins from the prior year is due to a significant

VENTURI PARTNERS
Moderator: Larry Enterline
08-05-04/10:00 am CT
Confirmation #641419

increase in our state unemployment tax rates as well as the continued shift in the business of our — in the mix of our business to a higher portion of the light industrial sector while our improvement over Q1 is due to employees meeting their tax thresholds.

Operating income in Staffing Services was 3.1 million or 4.6% of revenues in Q2, up from 1.8 million or 2.9% operating margin in Q1 and up from 2.2 million or 3.5% of revenues in Q2 of last year. We are pleased that we were able to continue to improve our operating margins due to aggressive management of cost which more than offset the significant increase in our payroll taxes.

During the quarter we were notified by two of our larger customers that our services would be terminated. This will be reflected in our revenues and operating results in the second half of 2004.

Total SG&A expenses were 24.4 million or 17.8% of revenues in the second quarter, up 1% from 24.1 million in each of Q1 this year and Q2 2003. We would expect to see moderate spending increases in service — to service our higher sales levels.

Our interest expense was $300,00 in Q2, up from 191,000 in Q1. Interest expense is recorded net of amortization and deferred gain on the financial restructuring of $1 million in each of Q2 and Q1 of 2004. As previously disclosed this is the result of a GAAP accounting treatment that requires us to amortize the 10.3 million of senior debt forgiveness into interest over the term of the facility. The deferred gain balance at the end of the second quarter was 3.1 million and will be fully amortized by the end of April 2005. The average interest rate on our revolver was 8.4% in Q2. The borrowing rate under our credit facility is currently at 8.75%

VENTURI PARTNERS
Moderator: Larry Enterline
08-05-04/10:00 am CT
Confirmation #641419

Accounts receivable at the end of the quarter were 76.9 million, up from 75.7 million at the beginning of the year. DSO was 48 days for the second quarter, up from 47 days at the first quarter and down from 51 days at year-end. Capital expenditures were only $202,000 in Q2.

The company currently has 6,089,938 shares of common stock outstanding. In addition the company previously granted warrants to purchase at a price of $7.80 approximately 769,000 shares to the senior lenders and adopted the 2003 Equity Incentive Plan with authorization to issue up to 795,000 options of which 680,000 options have been granted. As our share price has improved the warrants and stock options would be expected to be dilutive however as we are showing a net loss for the current period these warrants and options are not included in the diluted share count.

Our debt includes a 70.7 million senior revolving credit facility that expires on November the 1st with an option to extend through May 1, 2005. We believe this credit facility provides us with adequate working capital for the foreseeable future. We currently have 54 million outstanding after repayment of the 5.75% notes. This debt is now classified as current liabilities on our June balance sheet.

As you are aware we signed a definitive agreement on July the 19th to merge our IT operations with COMSYS. The terms of this merger require us to sell the Staffing Services division. As a result of the sale of Staffing Services the company was required to perform an assessment in the second quarter of its goodwill associated with that division. This assessment included comparing the estimated proceeds from the sale with the carrying value of the commercial staffing reporting unit and resulted in a write-down of 41.7 million of goodwill associated with the Staffing Services division.

VENTURI PARTNERS
Moderator: Larry Enterline
08-05-04/10:00 am CT
Confirmation #641419

Now I’ll turn it back to Larry.

Larry Enterline:	Okay at this time we’d be happy to take any questions you might have.

Operator:	If you’d like to ask a question today please press the star key followed by the digit 1 on your touch tone phone. If you’re using a speakerphone please be sure to pick up the handset in order for your signal to reach our equipment or auto mute the phone. Once again if you’d like to ask a question today please press the star key followed by the digit 1.

We go first to (Chris Cook) with (Zalzo).

(Chris Cook):	Hi guys.

Larry Enterline:	Hi (Chris).

(Chris Cook):	Quick question on the two customers that cancelled in the second quarter. Can you quantify the revenue impact?

James Hunt:	Yes we’d rather not give specific data other than I will tell you that one of the customers is in fact one of our largest and the other is another VOP customer and so they’re very, you know, they are all considered significant and certainly disappointing. But it’s significant from the perspective of it’s two of our what I think at the time was 23 VOP customers and it could have an impact on the operating results obviously as we look into the second half of 2004.

(Chris Cook):	So you don’t think despite the sort of economic recovery you don’t think you’ll necessarily be able to replace that revenue lost.

VENTURI PARTNERS
Moderator: Larry Enterline
08-05-04/10:00 am CT
Confirmation #641419

James Hunt:	Well that all depends on the strength of the recovery.

(Chris Cook):	Right.

Larry Enterline:	Yes we’re out trying to replace them (Chris).

(Chris Cook):	Sure.

Larry Enterline:	But we just — but we would just have left — to hung onto the ones we had too.

(Chris Cook):	Right. Okay and I think that is all my questions. Let me just check one other — yes that’s all my questions. Thanks very much. Good luck guys.

Larry Enterline:	Thanks (Chris).

James Hunt:	(Unintelligible) (Chris).

Operator:	We go next to Eric Gebaide with Innovation Advisors.

Eric Gebaide:	Hi gentlemen.

Larry Enterline:	Eric.

Eric Gebaide:	How you guys doing?

Larry Enterline:	Good.

Eric Gebaide:	Was wondering what impact you think the COMSYS combination will have on replacing those customers?

VENTURI PARTNERS
Moderator: Larry Enterline
08-05-04/10:00 am CT
Confirmation #641419

Larry Enterline:	Actually those customers were in the commercial staffing business.

Eric Gebaide:	Okay. I guess what I was looking more towards was as you folks are viewing the combination what impact do you think that’s going to have in general on the IT staffing business?

Larry Enterline:	Well obviously we’re — again from a strategy standpoint, you know, we’re obviously big believers that there’s a lot of value to be created, you know, in the IT business. And I think, you know, if you look longer-term we’re thinking that this combination will better position us to, you know, to get access to vendor lists of larger customers, you know, we get again better geographic coverage, you know, a lot of tremendous benefits on the customer side. So, you know, if you ask me, you know, what I think the impact is I think it’s going to be very positive in terms of getting customers.

Eric Gebaide:	Great.

James Hunt:	And Eric I would just add to that we talked about this on the July 20 call but just to make sure we don’t let it go again.

The customer base between COMSYS and our customer base is substantially additive — very little overlap. And so we really see this as a great opportunity to put the mass together and create additional opportunities for our IT business to continue to add additional customers and we really don’t think there’s a risk of losing significant volume because of the — of overlap of customers here.

Eric Gebaide:	And — go ahead.

Larry Enterline:	Eric did that get at what you’re looking for?

VENTURI PARTNERS
Moderator: Larry Enterline
08-05-04/10:00 am CT
Confirmation #641419

Eric Gebaide:	It sure did. I guess the only other question I have is sort of how the impact of the combination announcement has been sort of internally on the personnel?

Larry Enterline:	Well I think in general Eric, you know, it’s been very good. I think, you know, our employees and, you know, certainly understand the, you know, the — what we’re trying to do strategically in the landscape, you know, that they deal in — competitive landscape.

You know, there’s obviously in any combination there’s a certain amount of, you know, apprehension that’s created and we’re dealing with that but so far I would say the net effect’s been very positive and, you know, I think we have a very manageable transition here.

Eric Gebaide:	Well great guys — very much. Good luck on the forward going.

James Hunt:	Thank you.

Larry Enterline:	Thank you.

Operator:	We go next to (Clay Vorder) with Oppenheimer.

(Clay Vorder):	Morning guys.

Larry Enterline:	Morning (Clay).

(Clay Vorder):	How you all doing?

Larry Enterline:	Doing well.

VENTURI PARTNERS
Moderator: Larry Enterline
08-05-04/10:00 am CT
Confirmation #641419

(Clay Vorder):	Good. I guess I have a question sort of regarding the two customers that were lost. That’s for the commercial staffing so that doesn’t really change the economics with the merger with COMSYS but does it change the cash transaction value for — to COMSYS?

James Hunt:	No that actually — in fact both of those came up. They’re in due diligence and they — the buyer was made aware of that during the due diligence process.

(Clay Vorder):	Okay so in terms of the merger between Venturi and COMSYS that really doesn’t change the economic merger or the value proposition I guess between the two entities.

Larry Enterline:	Yes — no Eric or I mean (Clay) nothing was — nothing changes.

(Clay Vorder):	Okay.

Larry Enterline:	I mean, what we announced July 20 is in place. Again obviously we were made aware of the loss of these two customers and subsequently made the purchaser of commercial aware. And so that is all factored in the July 20 announcement that you saw.

(Clay Vorder):	And it looks like maybe higher margin business from your IT side this quarter. Any idea on the thought of what that may have looked like on a combined business or can you comment on that?

James Hunt:	Yes, you talking about with COMSYS?

(Clay Vorder):	Right.

James Hunt:	Yes, yes, no we would prefer not to talk about that at this point.

VENTURI PARTNERS
Moderator: Larry Enterline
08-05-04/10:00 am CT
Confirmation #641419

(Clay Vorder):	Okay. All right that is it. Thank you.

Larry Enterline:	Thank you (Clay).

Operator:	We go next to (Ross Habermann) with (Habermann) Brothers.

(Ross Habermann):	How are you gentlemen?

Larry Enterline:	Good (unintelligible).

(Ross Habermann):	Could you go over just one or two issues? I did get on the call late. Did you throw out the pro forma sales and operating income pro forma with the merger?

James Hunt:	No we did not. We said we really don’t want to get into the financials relative to the merger.

Yes the proxy statement — well I’m not sure exactly where that is in the process with the SEC. It was to be filed this morning. It’s either filed or to be filed here shortly however as I’m sure you’re aware of the process. It has to go through SEC review before we can mail but we did, you know, push the button this morning and send it to them. So that data will be coming, being made available, as soon as we can get, you know, approval through the SEC.

(Ross Habermann):	If my recollection’s right you did discuss some of that I guess in your call a week or two ago.

James Hunt:	The COMSYS management did...

VENTURI PARTNERS
Moderator: Larry Enterline
08-05-04/10:00 am CT
Confirmation #641419

Larry Enterline:	Right.

James Hunt:	....in fact go through some data. That’s right.

(Ross Habermann):	Can you repeat some of that?

James Hunt:	Yes, I mean, we’d rather leave that to the COMSYS management to be honest with you and that call is available if you’d like to go back and listen to it.

(Ross Habermann):	Okay and could you just give us some general flavor of what you’re seeing in sort of the general market and pricing? I think you said you lost two customers. Was it price and where do you see pricing going over the next six or nine months?

Larry Enterline:	Well, you know, (Ross) (unintelligible) broad comment and we believe that the macro economy continues to strengthen. Obviously we’re looking for, you know, for the employment picture to come behind that and I think we’re seeing some evidence of that. So in general I would say that we’re fairly pleased with how that macro picture’s shaping up for our services.

Now, you know, just again without getting — commenting specifically I would say there’s still pretty intense competition out there, you know, in both of our businesses that we battle day in and day out, you know. However we would hope as things get better and, you know, it gets harder to get employees in our businesses that we are able to pick up, you know, some of the pricing that we’ve lost here in the downturn and that would be our general expectation.

(Ross Habermann):	Are you seeing any of that pickup in pricing yet or that’s expectation, you know?

VENTURI PARTNERS
Moderator: Larry Enterline
08-05-04/10:00 am CT
Confirmation #641419

Larry Enterline:	I think it’s — yes I think it’s, I mean, that’s a broad statement. I think we’re certainly seeing some places where we’re able to get some pricing leverage but broadly I’d say it’s still pretty tough out there today.

James Hunt:	Yes I think I would just add that it’s still a very competitive environment in terms the supply demand curve. I mean, we’re seeing the demand pick up but there’s a lot of suppliers out there that are chasing that business as well and that probably will have some negative impact on our ability to get those price increases that you might otherwise see in a typical demand improving environment.

(Ross Habermann):	Just one follow-up. Are prices going down based on competition and your pickup in revenue — was there any prices — was it all from volume and more business as opposed to any sort of price increases?

James Hunt:	Yes I’d say the revenue improvement is reflective of volume not pricing.

Larry Enterline:	Yes. I would say prices though are stable, I mean, I don’t think, you know, we see, you know, prices radically moving either direction right now. But again, you know, keep it in mind, you know, it’s a supply and demand curve and, you know, we’re hoping to, you know, in the future that we obviously could exert a little bit more pricing leverage.

James Hunt:	The only other comment I would add is on the commercial staffing business is the business mix shift, you know, has an impact. And the two things that are impacting that primarily would be, you know, over the last several years we’ve had a fairly significant shift from clerical to light industrial. And when I say that again, you know, you’re in the marketplace, you know where the volume increases are coming from, very typical, you know, that we’re seeing much more demand in the light industrial area than in the clerical area. And

VENTURI PARTNERS
Moderator: Larry Enterline
08-05-04/10:00 am CT
Confirmation #641419

so over the last couple of years we’ve seen our percentage of business go from 15% to over 20 — I think nearly 26% here in the first half of 2004. And so that’s a fairly significant shift and the light industrial sector will generally have lower per hour bill rates. The margins will be, you know, fairly comparable but the bill rates are certainly lower and the pay rates are lower.

Then offsetting that to a certain extent would be whatever change you see in the perm placement business. And as we talked about in our comments earlier, you know, we did see, you know, nice percentage increases albeit we’re coming off of some fairly low numbers so the dollar impact’s not terribly big but the percentages seem a little bit better.

(Ross Habermann):	Okay. Thank you.

James Hunt:	Sure.

Operator:	Once again if you’d like to ask a question today please press the star key followed by the digit 1.

We go next to (Chris Cook) at (Zalzo).

(Chris Cook):	Hi guys. Quick question again. The two customers you cancelled or who cancelled they were vendor-on-premise. You said you had 25 vendor-on-premise customers, is that correct?

James Hunt:	No I think it was 23.

(Chris Cook):	Twenty-three?

VENTURI PARTNERS
Moderator: Larry Enterline
08-05-04/10:00 am CT
Confirmation #641419

James Hunt:	And as of today however we’re at 24. We have started a new VOP that’s in the early phases.

(Chris Cook):	So were these guys in the top ten of the vendor-on-premise?

James Hunt:	(Chris) as I said one of them was one of our largest.

(Chris Cook):	Okay.

James Hunt:	Not our largest but right behind there.

(Chris Cook):	Okay.

James Hunt:	And then the other was what I would call a typical VOP and it’s in there with, you know, with the masses of our VOP customers.

(Chris Cook):	Okay and do you have — you’ve got 23 VOP customers. I would assume that one or two of them accounted for 10% or more of your VOP revenue?

Larry Enterline:	(Chris) are you trying to boil us slow on this or...?

(Chris Cook):	Exactly, exactly.

Larry Enterline:	Yes I think we’d probably rather not...

(Chris Cook):	Okay.

Larry Enterline:	....you know, get any more specific on this.

(Chris Cook):	Okay.

VENTURI PARTNERS
Moderator: Larry Enterline
08-05-04/10:00 am CT
Confirmation #641419

James Hunt:	I think what we’ve said (Chris) it — well what would be required is if we had a 10% customer we’d have to disclose that and we’ve not disclosed any specific customers so that tells you that none of them were over 10%

(Chris Cook):	Of total revenue.

James Hunt:	Of total revenue right.

(Chris Cook):	But not just VOP revenue so...

James Hunt:	Right.

(Chris Cook):	Okay — understood. I guess I’ll stop asking.

James Hunt:	Thank you.

(Chris Cook):	Thanks.

Operator:	There are no further questions at this time. I’d like to turn the call back over to senior management for any additional and closing comments.

Larry Enterline:	Thank you and thank you for joining us today.

We look forward to closing our strategic merger later this fall and continuing to grow the business in the future. We appreciate your continued interest in and support for Venturi Partners and our plans for the future. Thank you.

Operator:	That concludes today’s conference call. Thank you for your participation.

END

VENTURI PARTNERS
Moderator: Larry Enterline
08-05-04/10:00 am CT
Confirmation #641419

Preliminary Note Regarding Non-GAAP Financial Measures

This presentation includes the following financial measures: “EBITDA” in the second quarter of 2004 and 2003. These items are not financial measures under generally accepted accounting principles in the United States. Because these items are not GAAP financial measures, other companies may present similarly titled items determined with differing adjustments. Accordingly, the measures as presented herein should not be used to evaluate the Company’s performance by comparison to any similarly titled measures presented by other companies. The Company believes these measures provide useful information in evaluating the Company’s performance. The following table includes reconciliations of these non-GAAP financial measures with the most comparable GAAP measurement. Investors are strongly urged to review these reconciliations.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE:

	Three Months Ended

	June 27,	June 29,
	2004	2003

EBITDA
Operating income (loss)	$(38,208)	$(844)
Depreciation and amortization	1,025	1,341
Goodwill impairment	41,700	—
Restructuring and rationalization charges	—	2,016
Stock option compensation expense (income)	(89)	—

EBITDA	$4,428	$2,513